Exhibit 5.1

[Mayer, Brown, Rowe & Maw LLP Letterhead] September 24, 2003

Corvis Corporation

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

Ladies and Gentlemen:

We are acting as special counsel to Corvis Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 80,733,936 shares of its Common Stock, $0.01 par value per share (the “Shares”). The Shares include 67,278,280 shares of Common Stock issued to the holders thereof (the “Selling Holders”) by the Company pursuant to the Securities Purchase Agreement, dated August 28, 2003, by and among the Company and the Purchasers named therein, and 13,455,656 shares of Common Stock that may be issued upon exercise of certain Additional Investment Rights (the “AIRs”) that were issued to the Selling Holders in connection therewith. The Shares may be sold from time to time by the Selling Holders.

In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Holders that are not subject to AIRs are, and the Shares to be issued upon the exercise of AIRs upon exercise of the AIRs and payment of the exercise price thereof will be, legally issued, fully paid and non-assessable shares of the Company.

We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States and the laws of the State of Delaware.

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We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption “Validity of Common Stock” contained therein.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

Mayer, Brown, Rowe & Maw LLP

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